Exhibit E

Execution Version

CONFIDENTIAL

February 7, 2023

FAST SPONSOR II LLC

109 Old Branchville Road

Ridgefield, CT 06877

Attention: Garrett Schreiber

Subject:	Consulting Services and Share Purchase Agreement

Dear Fast Sponsor II LLC:

THIS CONSULTING SERVICES AND SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 8, 2023 (the “Effective Date”) by and among FAST Sponsor II LLC, a Delaware limited liability company (the “Company”), and Meteora Strategic Capital, LLC, a Delaware limited liability company (the “Consultant”).

WHEREAS, the Company holds Class B ordinary shares, $0.0001 par value per share (the “Shares”), of FAST Acquisition Corp. II (“FZT”);

WHEREAS, the Company desires to avail itself of the expertise of the Consultant and the Consultant agrees to provide consulting, advisory and related services to Company (and to FZT on behalf of the Company) from time to time during the term of the Agreement, at Company’s request, with respect to broader special purpose acquisition company (“SPAC”) market matters (collectively, the “Services”); and

WHEREAS, effective upon the consummation of the initial business combination (as such term is used in the Prospectus (as defined below)) (the “Business Combination”), and in return for such Services, the Consultant desires to acquire 20,000 Shares from the Company at the price at which the Company acquired such shares from FZT of $0.004 per share, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Services. The Company hereby retains Consultant as an independent contractor, and Consultant hereby accepts its role with the Company as an independent contractor as of the Effective Date upon the terms and conditions set forth in this Agreement. Consultant hereby agrees to provide to the Company, and to FZT on behalf of the Company, the Services from and after the Effective Date. In rendering Services hereunder, Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee-employer, partnership, association, joint venture or agency relationship between Consultant and the Company (or FZT) or between any Representative (as defined below) of Consultant and the Company (or FZT). As an independent contractor of the Company, Consultant shall not have any authority to bind, make any representation or commitment or act on behalf of the Company or FZT. Consultant may not, or permit any of its Representatives to, enter into any agreement, understanding, or other commitment that is binding on the Company or FZT, or hold itself out as having such authority. For the avoidance of doubt, under no circumstances shall the Consultant act as an underwriter, placement agent or otherwise be formally mandated or assist with any securities offering.

2.	Purchase and Sale, Expenses. Subject to the terms and conditions set forth herein, and in conjunction with and as consideration for the Consultant providing the Services, upon and subject to the consummation of the Business Combination and after giving effect to any forfeiture arrangements that the Company has agreed in connection with the Business Combination, the Company shall sell to Consultant, and Consultant shall purchase from the Company, 20,000 Shares (together with any securities into which such Shares convert and any equity securities of FZT or any other entity issued in exchange for such Shares in the applicable Business Combination, the “Purchased Shares”), at a purchase price of $0.004 per share (the “Purchase Price”) for an aggregate purchase price of $80.00, as further described herein. Consultant acknowledges that the Purchased Shares are subject to certain transfer and other restrictions set forth in that certain letter agreement, dated March 15, 2021, by and among FZT, the Company and each of the executive officers and directors of the Company (as it may be amended, the “Insider Letter”), and that as a permitted transferee under clause (e) of paragraph 7(c) of the Insider Letter, the Consultant hereby agrees that the Purchased Shares shall be subject to the transfer restrictions set forth in paragraph 7 of the Insider Letter and the other restrictions contained in the Insider Letter. Consultant further acknowledges that the Purchased Shares are subject certain transfer and other restrictions set forth in that certain Amended & Restated Sponsor Lockup Agreement, dated as of January 31, 2023, between the Company, FZT, Falcon’s Beyond Global, LLC and Falcon’s Beyond Global, Inc. (the “Sponsor Lockup”), and the Consultant hereby agrees that the Purchased Shares shall be subject to the transfer restrictions set forth in the Sponsor Lockup and the other restrictions contained in the Insider Letter. Sponsor also agrees that it will sign a joinder to the Sponsor Lockup (in the form attached as Exhibit A to the Sponsor Lockup) (the “Joinder”) in connection with its purchase of the Purchased Shares. Except as set forth in the preceding two sentences and except for customary restrictive legends reflecting the Purchased Shares status as restricted securities, the Purchased Shares shall not be subject to forfeiture, earn-out, transfer, claw-back, reduction or any negative modification for any reason. The Company shall not enter into any lock-up, voting or other agreements with respect to the Purchased Shares after the date hereof without the consent of the Consultant.

The Consultant shall be reimbursed $25,000 in cash for its initial expenses associated with the Services and entering into this Agreement (the “Initial Expenses”). The Initial Expenses shall be delivered in cash, by wire transfer of immediately available funds to an account of the Consultant designated in writing by the Consultant to Company within three (3) business days upon receipt of such wire instructions. Additionally, during the term of this Agreement, the Consultant shall be reimbursed for any reasonable out-of-pocket expenses related to the Services provided to the Company or FZT, provided that Consultant pre-approves the out-of-pocket expenses with the Company.

3.	Closing.

(a) The consummation of the sale and purchase of the Purchased Shares (the “Closing”) shall occur upon the consummation of the Business Combination.

(b) At the Closing:

i)	Consultant shall deliver to the Company the Purchase Price in cash, by wire transfer of immediately available funds to an account of the Company designated in writing by the Company to Consultant;

ii)	the Company shall effect delivery of the Purchased Shares to the Consultant in book-entry form; provided that the Consultant delivers to the Company, FZT and FZT’s transfer agent customary and reasonable information and documentation in order to effect the delivery of the Purchased Shares;

iii)	Consultant shall deliver a signed copy of the Joinder; and

(iv)	the Company shall cause the Consultant to be added as a party to that certain Registration and Stockholder Rights Agreement, dated as of November 17, 2021 (as it may be amended, the “Registration Rights Agreement”), by and among FZT, the Company and certain other parties thereunder (or alternatively, the Consultant shall become a party to any successor registration rights agreement relating to the Shares that the Company enters into in connection with the Business Combination), for the purpose of providing the Consultant with respect to the Purchased Shares the same registration rights provided to the Company with respect to the Shares.

4.	Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Consultant that:

(a) Organization and Corporate Power; Due Authorization. The Company is a Delaware limited liability company duly organized and validly existing under the laws of its jurisdiction of formation, and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Company. The Company possesses all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Company and the Consultant, this Agreement will be a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts. Subject to compliance with the terms of the Insider Letter and the Sponsor Lockup (including the Consultant’s execution and delivery of the Joinder), the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby do not violate, conflict with or constitute a default under, in each case, in any material respect, (i) the Company’s limited liability company agreement, (ii) any agreement, indenture or instrument to which the Company is a party or by which the Purchased Shares are bound, or (iii) any law, statute, rule or regulation to which the Company is or such Purchased Shares are subject, or any agreement, order, judgment or decree to which the Company is or such Purchased Shares are subject.

(c) Title to Securities. The Company is the owner of the Purchased Shares. Upon delivery in accordance with, and payment pursuant to, the terms hereof, the Consultant will have or receive good title to the Purchased Shares, free and clear of all liens, claims and encumbrances of any kind, other than (i) transfer and other restrictions under the Insider Letter and the Sponsor Lockup, (ii) transfer restrictions under federal and state securities laws, and (iii) liens, claims or encumbrances imposed due to the actions of the Consultant.

5.	Indemnification. Subject to the provisions of Section 8(i), the Company agrees to indemnify the Consultant and its affiliates and their respective managers, officers, directors, employees, agents and members (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all damages, losses and liabilities (“Damages”) which the Indemnitees may suffer or incur by reason of any inquiry (whether voluntary or otherwise), action, claim or proceeding, in each case, brought by any governmental agencies, a securities holder of the Company or third party creditor of the Company, or any of their respective subsidiaries or affiliates, arising out of, in connection with, or relating to, the execution or delivery of this Agreement by the Company or the performance of Consultant’s services hereunder, in each case unless such action, claim or proceeding is the result of the fraud, bad faith, willful misconduct or gross negligence of the Consultant or any other Indemnitee. If for any reason the foregoing indemnification is unavailable to any Indemnitee or insufficient to hold harmless any Indemnitee, then the Company shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnitee as a result of such Damages.

6.	Consultant Representations. In connection with the transactions contemplated hereby, the Consultant represents and warrants to the Company that:

(a) Organization and Authority. The Consultant is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and possesses all requisite power and authority necessary to enter into this Agreement and to carry out the transactions contemplated by this Agreement. Upon execution and delivery by the Consultant and the Company, this Agreement shall be a legal, valid and binding agreement of the Consultant, enforceable against the Consultant in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Consultant of the transactions contemplated hereby do not violate, conflict with or constitute a default under, in each case, in any material respect, (i) the formation and governing documents of the Consultant, (ii) any agreement, indenture or instrument to which the Consultant is a party or (iii) any law, statute, rule or regulation to which the Consultant is subject, or any agreement, order, judgment or decree to which the Consultant is subject.

(c) Experience, Financial Capability and Suitability. The Consultant is: (i) sophisticated in financial matters, is able to evaluate the risks and benefits of the investment in the Purchased Shares and has the capacity to protect its own interests, and (ii) able to bear the economic risk of its investment in the Purchased Shares for an indefinite period of time because the Purchased Shares have not been registered under the Securities Act (as defined below) and therefore cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

(d) Accredited Investor. The Consultant represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) and acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption under the Securities Act only to persons who are “accredited investors” within the meaning of Rule 501(a) of Regulation D under the Securities Act or similar exemptions under state law.

(e) Restrictions on Transfer. The Consultant understands that (i) the Purchased Shares will be subject to certain transfer restrictions set forth in the Insider Letter and the Sponsor Lockup, (ii) the Purchased Shares will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and (iii) the book-entries representing the Purchased Shares will contain a legend in respect of such restrictions described in clauses (i) and (ii). If in the future the Consultant decides to offer, resell, pledge or otherwise transfer the Purchased Shares, such Purchased Shares may be offered, resold, pledged or otherwise transferred only pursuant to registration under the Securities Act, or an available exemption from registration, and in compliance with the requirements of the Insider Letter and the Sponsor Lockup.

7.	Confidentiality.

(a) As a condition of, and as a material inducement to the Company entering into this Agreement, during the term of this Agreement and for a period of one (1) year thereafter, the Consultant and its Representatives will not, directly or indirectly, during or after the term of this Agreement, disclose to anyone other than the Company or FZT or their respective Representatives, and will not use except in the provision of the Services hereunder, any confidential, proprietary or secret information, documentation or material relating to the Company or FZT or their respective products, services, customers or business operations, personnel or activities, their clients, vendors, licensees or licensors, whether learned or disclosed to the Consultant before or after the Effective Date (collectively, and as further defined herein, “Confidential Information”), except with the prior written permission of the Company (which may be withheld in its sole discretion). The Consultant agrees that all Confidential Information (whether or not learned, obtained or developed solely by the Consultant or jointly with others) shall remain the property of the Company and/or FZT. Confidential Information includes: (i) the terms of this Agreement; and (ii) information disclosed by third parties to the extent that the Company or FZT has an obligation of confidentiality in connection therewith. The Consultant may disclose Confidential Information to its Representatives who have a need to know such information in connection with the performance of the Services hereunder, provided that such Representatives are advised of the confidential nature of such information and are bound to the Consultant by confidentiality and non-use obligations materially consistent with the provisions of this Section 7. The Consultant will be responsible and liable for any breach of this Agreement by its Representatives. The Consultant and its Representatives shall (x) exercise reasonable care (and in any event no less than the same degree of care as it exercises to protect its own confidential information) to ensure that proper and secure storage is provided for all Confidential Information to protect against theft or unauthorized access and (y) promptly inform the Company in writing if Consultant or any of its Representatives become aware that Confidential Information has been disclosed to any unauthorized person and take commercially reasonable steps as the Company reasonably requests to retrieve such Confidential Information and/or protect it from further disclosure. The Consultant’s and its Representatives’ obligations under this Section 7(a) shall not apply to any information that (i) is or becomes in the public domain through no action or failure to act on the part of the Consultant of its Representatives in violation of this Agreement, (ii) is or becomes available to the Consultant or any of its Representatives on a non-confidential basis from a third-party, (iii) is or has been independently developed by the Consultant and/or its Representatives without use of or reference to any Confidential Information or (iv) is approved for release by prior written authorization of the Company.

(b) In the event that the Consultant or any of its Representatives are required by applicable law, regulation, U.S. Securities and Exchange Commission (“SEC”) or stock exchange requirement or legal process (“Legal Requirement”) to disclose any of the Confidential Information, the Consultant will, to the extent permitted by Legal Requirement, notify the Company promptly in writing so that the Company or its affiliates may seek a protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this Agreement, and the Consultant and its Representatives will cooperate in such efforts as reasonably requested by the Company. In the event that no such protective order or other remedy is obtained, or the Company waives compliance with the terms of Section 7(b) in such instance, the Consultant and its Representatives will furnish only that portion of the Confidential Information which the Consultant and its Representative, as applicable, is required to disclose by Legal Requirement as advised by counsel, and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

(c) Upon termination of this Agreement or at any earlier time as requested by the Company, the Consultant and its Representatives will promptly furnish to the Company or destroy (at the election of the Company) any and all copies (in whatever form or medium) of all Confidential Information, including any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof. Notwithstanding the return or destruction of the Confidential Information required by this paragraph, all duties and obligations of the Consultant and its Representatives under this Section 7 shall remain in full force and effect.

(d) The Consultant acknowledges that the U.S. securities laws and other laws prohibit any person who has material, non-public information concerning a public company from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Consultant acknowledges and agrees that some of the Confidential Information may be considered “material non-public information” for purposes of the federal securities laws and that the Consultant and its Representatives will abide by all securities laws relating to the handling of and acting upon material non-public information of FZT.

8.	Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement or in any other agreement, certificate or instrument provided for or contemplated hereby, shall survive the execution and delivery hereof, any investigations made by or on behalf of the parties and the consummation of the transactions contemplated by this Agreement.

(b) Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

(c) Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts wholly performed within the borders of such state, without giving effect to the conflict of law principles thereof. The parties hereby irrevocably and unconditionally (i) submit to the jurisdiction of the state courts of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (ii) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in state courts of New York or the United States District Court for the Southern District of New York, and (iii) waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement.

(d) Specific Performance. Each party hereto agrees that irreparable damage may occur in the event any provision of this Agreement was not performed by any of the other parties hereto in accordance with the terms hereof and that such party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity, without the necessity of proving that monetary damages would be inadequate or the posting of a bond or other security.

(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The words “execution”, “signed”, “signature” and words of like import in this Agreement and the Registration Rights Agreement or in any certificate, agreement or document related to this Agreement and the Registration Rights Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the U.S. Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act of the United States or the Uniform Commercial Code of the United States.

(f) Entire Agreement; Amendment; Waiver; Assignment. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any prior oral or written communication or understanding with respect thereto. Except as otherwise provided herein or by applicable law, this Agreement may not be amended or changed in any respect, except by a written agreement executed by both parties hereto. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times. The Consultant may not assign or otherwise transfer any right or obligation provided for under this Agreement without the prior written consent of the Company, and any purported assignment or transfer without such consent shall be null and void ab initio.

(g) Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular portion of this Agreement. As used in this Agreement, the term: (x) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; (y) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise); and (z) “Representative” shall mean, with respect to any person, any of such person’s affiliates and its and its affiliates’ respective partners, directors, officers, employees, consultants, accountants, attorneys, advisors, agents and other representatives; provided that neither party will be deemed a Representative of the other party for purposes of such definition. For the avoidance of doubt, any reference in this Agreement to an affiliate of the Company for periods prior to the consummation of the Business Combination will include FZT.

(h) Term; Termination. This Agreement shall have a term beginning on the Effective Date and ending on the earlier of the consummation of a Business Combination or the liquidation of FZT’s Trust Account in the event that FZT does not consummate a Business Combination prior to its deadline to do so under its organizational documents, as they may be amended. This Agreement may be terminated at any time prior to the end of the term by either party by written notice to the other party in the event that the other party has materially breached this Agreement and such breach, if reasonably capable of cure, is not cured by the breaching party within twenty (20) days of receipt of written notice of such breach from the non-breaching party. Notwithstanding anything to the contrary contained herein, the provisions of Sections 5, 7 and 8 will survive any termination of this Agreement, regardless of the manner or nature of such termination. The termination of this Agreement will not relieve a party of any obligation or liability arising from any breach by such party of this Agreement prior to termination.

(i) Trust Account; Waiver of Liquidation Distributions; Redemption Rights. The Consultant understands that, as described in the final prospectus of FZT, filed with the SEC (File No. 333-253661) on March 19, 2021, and dated as of March 15, 2021 (the “Prospectus”), FZT has established a trust account (the “Trust Account”) for the benefit of FZT’s public shareholders (including overallotment shares acquired by FZT’s underwriters, the “Public Shareholders”) containing the proceeds from its initial public offering (the “IPO”), the overallotment shares acquired by its underwriters and certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon), and that FZT may disburse monies from the Trust Account only under the circumstances described in the Prospectus. For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Consultant hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither the Consultant nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom to Public Shareholders (“Public Distributions”), or make any claim against the Trust Account or Public Distributions, in any case, with respect to any claims based upon, arising out of, in connection with or relating to this Agreement or the Services or the other transactions contemplated hereby, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account or Public Distributions now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any Released Claims. The Consultant agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Agreement, and the Consultant further intends and understands such waiver to be valid, binding and enforceable against the Consultant and each of its affiliates under applicable law. In no event will the Consultant have the right to redeem any Purchased Shares and receive any funds held in the Trust Account upon the successful completion of a Business Combination. For purposes of clarity, the Consultant is not waiving any redemption right or claim to funds held in the Trust Account relating to a redemption or liquidation right for shares or units purchased in FZT’s initial public offering or public aftermarket.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FAST SPONSOR II LLC

By: FAST Sponsor II Manager LLC

By:	/s/ Garrett Schreiber
	Name:	Garrett Schreiber
	Title:	Manager

METEORA STRATEGIC CAPITAL, LLC

By:	/s/ Joseph Tonnos
Name:	Joseph Tonnos
Title:	Associate Portfolio Manager & Principal

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